                              EMPLOYMENT AGREEMENT



THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the 1st day of October, 2002 by and between Edison Schools Inc., a Delaware corporation with offices located at 521 Fifth Avenue, New York, New York 10175 (referred to hereinafter as the "Employer" or "Company") and Charles J. Delaney, an individual residing at One Inwood Road, Darien, Connecticut 06820 (referred to hereinafter as the "Executive").

                              W I T N E S S E T H :
                               -------------------

          WHEREAS, the Employer desires to employ the Executive, and the Executive desires to be employed by the Employer, upon the terms and conditions hereof;

          NOW THEREFORE, in consideration of the foregoing promises and of the covenants and agreements hereinafter contained, the parties hereto agree as follows:

          1. EMPLOYMENT. The Employer hereby employs the Executive, and the Executive hereby accepts employment with the Employer, upon the terms and conditions set forth in this Agreement.

          2. TERM. The employment of the Executive hereunder shall commence on the date hereof and shall continue through June 30, 2004 unless earlier terminated by either party pursuant to the provisions of Section 10 hereof (the actual term of employment of the Executive hereunder being hereinafter referred to as the "Employment Period").

          3. TITLES; DUTIES; REPORTING.
          -----------------------------

          (a) During the Employment Period, the Executive shall render services as the Vice Chairman, Business and Finance, of the Employer. He shall perform duties consistent with such title and such other related duties, not inconsistent with such titles, as the Employer otherwise shall request. In addition, he shall serve as a member of the Company's Office of the Chief Executive Officer ("Office of the CEO"). The Office of the CEO shall be made up of the Executive, the Chief Executive Officer and the President and Chief Operating Officer. The obligations and responsibilities of the Office of the CEO shall be more fully described in Appendix A. Without limiting the foregoing, the Executive's roles and responsibilities shall include (i) implementing a continuous re-engineering process which shall result in increasing the EBITDA of the Company and the return on investment of its products; (ii) responsibility for negotiating and approving all financings of any type, including debt and equity that the Company should enter into; (iii) developing an annual budget and managing the budget preparation review process; (iv) developing the Company's 36-month financial plan in coordination with the other members of the Office of the CEO; (v) develop and implement employee reports that record the responsibilities and results of various
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employee goals; (vi) develop, install and track operating and financial results and operating standards of the Company in cooperation with the other members of the Office of the CEO; (vii) chair the Capital Investment Committee and be responsible for organizing policies and procedures in relation to commitment and disbursement of all capital fundings by the Company; (viii) develop and assist in the delivery of a new investor relations strategy; (ix) ensure that any/all products that the Company develops and offers to customers are based on a model that delivers an acceptable return on investment and profitability and recommend to the Office of the CEO changes to current products and practices that are necessary to achieve these ends; (x) ensure that the Company is meeting its annual budget and profitability targets and recommend actions to the Office of the CEO that would result in improvements on any shortcomings which the Executive believes need to be addressed; (xi) assume senior management responsibility for the Company's financial department.

                (b) The Executive shall report directly to the Chief Executive Officer of the Company.

                (c) During the Employment Period, Executive shall not engage in any other business activity that shall interfere with the Executive's ability to devote the business time, attention, skill and best efforts to the his duties hereunder and the business and affairs of the Employer and its affiliates.

                (d) The Company will nominate the Executive on the management slate of candidates to the Company's Board of Directors for the entire duration of this Agreement.

          4. COMPENSATION.
           ------------

                  (a) Salary. For all services rendered by the Executive under this Agreement (including, without limitation, services as an executive, officer or member of any committee of the Employer or any of its affiliates), the Employer shall pay the Executive a base salary at the rate of $5673.08 per week (if annualized, $295,000.00) per annum, payable in substantially equal installments in accordance with the Employer's usual payroll practices. This salary shall go into effect October 1, 2002, and the first payment shall reflect both the payment of a signing bonus of $73,750 and any retroactive pay as may be due under this agreement. The Company shall, on an annual basis, review the Executive's base salary to determine in its discretion whether, and if so to what extent, the Executive's base salary under this Agreement should be increased. Any increased base salary shall be deemed thereafter to be the base salary required by this Agreement, and in no event shall the Executive's base salary under this Agreement be lowered without the mutual written consent of both the Company and the Executive.



                                       2

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                  (b) Bonus.
                      -----

                         (i) Current Year Bonus. Executive shall, subject to his
continued employment hereunder and quarterly Board approval, be eligible to receive a bonus of up to $450,000 for fiscal year 2003, ending June 30, 2003. This bonus shall be paid in four quarterly installments, with such payment to be made to the Executive in the first regularly scheduled paycheck following Board approval and within thirty days following October 1, 2002, December 30, 2002, March 30, 2003 and June 30, 2003. The Board will evaluate the Executive's eligibility for the quarterly payment as follows:

                                  (A) For the first three quarters of fiscal
year 2003, the Board shall review the following factors to determine the Executive's eligibility for the quarterly bonus payment: 1) is the Company on target to achieve $15 million in EBITDA; 2) is the Company on target to refinance $30 million in the aggregate of Charter School Notes at any time between July 1, 2002 and June 30, 2003; and 3) is the Company on target to continue to operate without the need for securing additional outside equity financing between the date hereof and June 30, 2003. If at the end of each quarter the Board finds that the Executive has made reasonable progress toward achieving these goals, then it must award the Executive $112,500 as a quarterly bonus payment. If the Board finds that reasonable progress toward these goals has not been made, then no payment shall be made for that quarter.

                                  (B) On June 30, 2003 the Executive shall be
eligible to receive up to the remainder of his potential bonus amount as stated above in Section 4(b)(i) above ($450,000 less any payments made to the Executive under Section 4(b)(i)(A) above) if the Board determines that the Company has 1) achieved $15 million in EBITDA; 2) refinanced $30 million of gross proceeds from Charter School Notes; and 3) the Company has not to date issued substantial incremental equity other than for executive compensation or similar programs.

                                  (C) For the purposes of the above clauses,
EBITDA and Gross Proceeds of Charter School Notes are defined in Section 7 below.


                          (ii) Subsequent Year. The terms and conditions
relating to Executive's bonuses for the subsequent year shall be negotiated between the Employer and the Executive on an annual basis. Nevertheless, it is the good faith intention of the parties that the potential bonus to be paid to the Executive in the subsequent year shall be no less than $450,000.

                          (iii) Continued Employment. Notwithstanding any of the
foregoing, Executive shall not be entitled to receive any of the bonus payments referred to above unless he shall, at end of each quarter, continue to be employed hereunder. In the event that, as of any such bonus eligibility date, his employment

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hereunder shall have terminated for any reason whatsoever, he shall not be entitled to receive any bonus amount for the present quarter unless otherwise provided in Section 10 below but would be entitled to receive monies for the previous quarter.

                  (c) Restricted Stock.
                      ----------------

                          (i) Current Year. The Board has approved a grant to
the Executive of one million shares of restricted stock for services rendered from the date hereof until June 30, 2003. For the purposes of determining the Executive's compensation with respect to such grant, the grant shall be priced at the closing trade price on the day of Board approval, which was September 27, 2002. 800,000 of the shares will time vest quarterly in equal parts with twenty-five percent vesting at the execution of this Agreement and 25% vesting on each of December 30, 3003, March 31, 2003 and June 30, 2003 so long as the Executive remains employed by the Company. The remaining 200,000 shares will vest quarterly subject to Board approval. The Board shall determine whether or not any of the shares vest based on the same quarterly criteria as the current year bonus as stated above in Section 4(b)(i). If the Company should terminate the Executive's employment with cause (as defined in Section 10), or if the Executive should terminate his employment for any reason, prior to June 30, 2003, then all shares remaining unvested at the time of such termination would be cancelled immediately, except as otherwise provided for in Section 10 below.

                          (ii) Fiscal Year 2004. Unless the Executive gives
notice of termination pursuant to Section 10(e) below, he will be eligible to receive an additional one million shares of restricted stock subject to Board approval for the employment services retained herein to be rendered between July 1, 2003 and June 30, 2004. The Board will be asked to approve this grant of restricted stock at the last regularly scheduled Board meeting prior to June 30, 2003. For the purposes of determining the Executive's compensation with respect to such grant, the grant shall be priced at the closing trade price on the day of approval. Assuming Board approval is given, 440,000 shares will time vest in twelve equal parts with one-twelfth vesting at the end of each month with such vesting beginning July 1, 2003 and continuing through June 30, 2004 so long as the Executive remains employed by the Company. The remaining 560,000 will vest at such time, and in accordance with such performance qualifications, as determined by the Board at the meeting approving the grant of the shares.

                  (d) Benefit Plans. Executive shall also be entitled to such benefits, and to participate in such benefit plans, as other members of the Office of the CEO are entitled to (and subject in any event to the participation standards and other terms and conditions of any such benefits or plans).

                  (e) Withholding. All amounts paid to the Executive hereunder shall be subject to such withholdings as may be required by applicable law.


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

          5. EXPENSES. The Employer shall reimburse the Executive for such expenses as may be reasonably incurred by the Executive in furtherance of the Executive's performance of the Executive's duties hereunder, subject to and in accordance with the Employer's policies concerning reimbursement of such expenses. The Company and the Executive shall execute a travel and expense policy to be mutually agreed upon within thirty days following the execution of this Agreement.

          6. CONFIDENTIAL AND PROPRIETARY INFORMATION.
             ----------------------------------------

                (a) Definition of Proprietary Information. For purposes of this Agreement, the term "Proprietary Information" shall mean any sensitive or otherwise confidential or proprietary materials or information related to the business or activities of the Employer or its affiliates (including but not limited to Edison Affiliates), whether or not reduced to writing or other tangible form of expression and whether or not patentable or protectable by copyright, which the Executive currently has or receives, has access to, conceives or develops, in whole or in part, as a direct or indirect result of his employment with the Employer or any affiliate, in the course of employment with the Employer or any affiliate (in any capacity) or through the use of the Employer's or any affiliate's facilities or resources. Proprietary Information also includes third party information provided to the Employer or any affiliate under an obligation of confidentiality. By way of illustration but not limitation, Proprietary Information includes administrative procedures and policies, internal administrative memoranda and forms, techniques, designs, processes, formulae, data, plans for research and market development, course development and marketing, business plans and budgets, unpublished financial statements, license arrangements, prices and cost of supplies and products.

                (b) Non-Disclosure. Except to the extent otherwise authorized in writing by the CEO or necessary in the ordinary course of performing the Executive's duties hereunder, at all times during the Employment Period and thereafter, the Executive shall (i) hold all Proprietary Information in the strictest confidence, (ii) not use Proprietary Information for any purpose which is detrimental to the Company and (iii) not disclose any Proprietary Information to any person or entity, by publication or otherwise.

                (c) Return of Information. All notes, data, tapes, reference materials, memoranda and other documents, materials or other tangible matter constituting or containing Proprietary Information shall (as between the Employer or the relevant affiliate, on the one hand, and the Executive, on the other hand) belong exclusively to the Employer or the relevant affiliate. At any time upon request of the Employer, or upon termination of Executive's employment with the Employer, the Executive shall return to the Employer all such documents, materials and tangible matter together with all copies thereof in the Executive's possession or control.


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

                  (d) Ownership of Information. All Proprietary Information shall (as between the Employer or the relevant affiliate, on the one hand, and the Executive, on the other hand) be and remain the sole property of Employer or the relevant affiliate. The Executive hereby assigns to Employer or the relevant affiliate all of Executive's right, title and interest in any idea or concept, invention, work of authorship or other information or material (whether or not patentable or protectable by copyright) conceived or developed in whole or in part by Executive, or in which the Executive may have aided the development, while employed by the Employer or the relevant affiliate, including, without limitation, any Proprietary Information that relates to the business of the Employer or the Education industry. If any such works of authorship are deemed in any way to fall within the definition of "work for hire", as such term is defined in 17 U.S.C 101, such works shall be considered "works made for hire", the copyright of which shall be owned solely, completely and exclusively by Employer or the relevant affiliate. If any such works are determined not to be "works for hire", such works are hereby automatically owned by and assigned and transferred completely and exclusively to the Employer or the relevant affiliate. The Executive agrees to execute, acknowledge and deliver any instruments or documents and to do all other things reasonably requested by the Employer or the relevant affiliate (both during and after the Executive's employment with the Employer) in order to completely vest in the Employer or the relevant affiliate all ownership rights in such ideas, concepts, inventions, works, information and materials. The Executive further agrees to disclose immediately to the Employer all Proprietary Information conceived or developed in whole or in part by the Executive at any time while employed by the Employer.

          7. CERTAIN COVENANTS.
             -----------------

                  (a) Certain Terms. For purposes of this Agreement:
                      -------------

                          (i) the term "directly or indirectly" shall include,
without limitation, a reference to any business or entity: (A) which Executive engages in, consults for, manages, operates, controls or supervises or in which Executive participates in the management, operation, control or supervision of; or (B) in which Executive has any direct or indirect ownership or financial interest, other than the passive ownership by Executive of less than three percent (3%) of the voting capital stock of a publicly held corporation;

                          (ii) the term "Determination Date" shall mean the
date, within the Restricted Period, with respect to which a determination as to the application of Section 7(b) is being made;

                          (iii) the term "Person" shall mean any individual,
corporation, partnership, trust or other entity;

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                          (iv) the term "Restricted Period" shall mean the
period commencing on the date hereof and ending on the date falling one year after the date of termination of the Executive's employment with the Employer;

                          (v) the term "Restricted Business" shall refer to any
business that directly competes with Edison Schools Inc. in the for-profit K-12 sector. This sector includes businesses that provide directly or indirectly whole school K-12 management or any education related business that Edison shall be engaged in at the time of separation. A competing business shall not include traditional non-profit education;

                          (vi) the term "Restricted Territory" shall mean all
states in which any aspect of the Restricted Business is, or was (as the case may be), being conducted by the Employer or any affiliate as of the earlier of
(A) the Determination Date and (B) the date on which the Executive's employment with the Employer shall have terminated.

                          (vii) the term "EBITDA" shall mean earnings before
interest, income tax expense, depreciation and amortization and stock based capital charges and other onetime or specific event related charges including but not limited gains or disposals on assets, charges related to closings pf school, charges relating to losses on charter or other loans, extra ordinary items and write-downs of investments and intangibles.

                          (viii) the term Gross Proceeds of Charter School Notes
shall mean the gross amount of funds received on a refinancing of charter school loans before any deductions commissions or deal fees without deduction of monies to be repaid to existing lenders.

                          (ix) For purposes of this Section 10, the term
"Change in Control" shall mean (A) the acquisition by any person or group of persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of securities of the Employer entitling such person or group to exercise 50% or more of the combined voting power or beneficial ownership of the Employer's securities, (B) the transfer, whether by sale or merger, of all or substantially all of the business and assets of the Employer to any person or group or persons acting in concert, or (C) the adoption of a plan of liquidation or dissolution of the Employer, other than any such acquisition by or transfer to (x) the Employer or an affiliate of the Employer,
(y) a trustee or other fiduciary acting on behalf of any employee benefit plan maintained by the Employer or by a member of the Employer's control group (within the meaning of the Employee Retirement Income Security Act of 1974, as amended), or (z) any person who currently owns at least 25% of the combined voting power of the Employer's securities (on a fully diluted basis).

For purposes of this subsection (ii) the term "affiliate" shall mean, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first person, and the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity (other than a natural person), whether through ownership of voting capital stock, by contract or otherwise.

                  (b) Non-Competition and Non-Solicitation. As a material inducement to the Company to employ Executive and to pay the compensation provided for hereunder, and without limiting any other obligation the Executive may have under applicable law as an officer or executive of the Employer, during the Restricted Period, the Executive shall not, directly or indirectly, anywhere within the Restricted Territory, (i) engage in any aspect of the Restricted Business or assist, advise, represent or consult for any other Person in connection with such Person engaging in any aspect of the Restricted Business or
(ii) induce, or attempt to induce, any employee of the Employer or any subsidiary to leave such employ, or to accept any other position or employment, or assist any other Person in hiring any such employee, unless that person is such an individual the Executive recruited to join the Company during the employment period.

                  (c) Covenant to Cooperate. Executive agrees that during the Employment Period and thereafter to cooperate with Employer in its defense or settlement of any and all claims brought against the Employer that arose during Executive's employment.

          8. CERTAIN ACKNOWLEDGEMENTS; SEVERABILITY.
             --------------------------------------

                 (a) Acknowledgment of Reasonableness. The Executive has carefully read and understood Sections 6 and 7 of this Agreement (collectively, the "Restrictive Covenants") and agrees that they are fair and reasonable and reasonably required for the protection of the business and the interest of the Employer and its affiliates.

                  (b) Specific Performance. The Executive agrees that damages cannot reasonably compensate the Employer or any affiliate in the event of a violation of the Restrictive Covenants and that it would be difficult to ascertain the damages, which would be suffered by them. Accordingly, the Executive hereby agrees and consents that in the event of any actual or threatened such breach or violation, the Employer and/or the relevant affiliate shall be entitled to and may obtain injunctive relief in order to prevent a violation, or a continued violation, of the terms of this Agreement and/or may otherwise specifically enforce the applicable covenants and restrictions. The foregoing shall not limit the Employer or any affiliate in the pursuit of any other rights or remedies it may have hereunder or at law or in equity, including damages.

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                 (c) Severability. The parties intend that the Restrictive
Covenants be enforced to the fullest extent permissible under applicable law. If any particular term or provision thereof is adjudicated or determined, in any jurisdiction and to any extent, to be invalid or unenforceable (including, without limitation, as to duration, substantive scope or geographic area), such term or provision shall be ineffective only as to such jurisdiction and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other term or provision of this Agreement. To that end, the court shall be entitled to reformulate any term or provision deemed by it to be ineffective or unenforceable, so as to render the covenants and restrictions contained herein enforceable to the fullest extent permitted by applicable law.

          9. COMPLIANCE WITH OTHER AGREEMENTS. The Executive represents and warrants that the execution of this Agreement and Executive's performance hereunder will not, with or without the giving of notice or the passage of time, or both, conflict with, result in the breach of or the termination of, or constitute a default under any agreement to which the Executive is or may be bound. Executive represents and warrants that (other than this Agreement) the Executive is not bound by any oral or written agreements which prohibit or restrict the Executive from: (a) competing with, or in any way participating in a business which competes with, any former employer or business of the Executive; (b) soliciting personnel of the former employer or business to leave such former employer's employment or to leave such business; or (c) soliciting customers of the former employer or business or another business.

          10. TERMINATION. The following provisions set forth the only circumstances under which this Agreement, and therefore the employment of Executive hereunder, may be terminated prior to June 30, 2004:

                (a) Without Cause.
                    -------------

                          (i) Fiscal Year 2003. Notwithstanding any other term
or provision of this Agreement, the Employer may terminate this Agreement at any time upon at least 5 days' notice to the Executive on or before June 30, 2003. Should such a termination occur, in consideration for executing a Separation and Release Agreement in the form customarily used by the Employer at the time of termination, the Employer shall (A) accelerate the vesting of all the then unvested shares of restricted stock that were granted to the Executive pursuant to this Agreement prior to the date on which notice of termination was given,
(B) shall owe to the Executive a sum equal to the amount of base salary which (at the then-current rate) would otherwise have been paid to the Executive during the period from the date of termination through the end of the fiscal year, and (C) owe the Executive $450,000 less sums already paid for bonus payments according to the terms of Section 2(b)(i). The aforesaid sums described in (B) and (C) above, will be paid to Executive in the first regularly scheduled paycheck


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following the effective date of the termination, if such payment is not made, or if the vesting of the stock is not accelerated, the Company must continue to pay the Executive his daily rate of pay until such action is not taken regardless of whether or not future employment services continue to be rendered. Executive acknowledges that the acceleration and payments pursuant to this Section 10(a) is in substitution for, and not in addition to, any severance policy or similar policy or program followed by the Employer or any Affiliate, and Executive hereby waives any such rights to receive any payments under any such other policies and programs.

                          (ii) Fiscal Year 2004. Notwithstanding any other term
or provision of this Agreement, the Employer may terminate this Agreement at any time upon at least 5 days' notice to the Executive after June 30, 2003. In the event of any such termination neither party shall have any further obligations to the other, financial or otherwise following the effective date of the termination.

                  (b) For Cause. This Agreement may be terminated immediately by the Employer (by written notice to the Executive) for cause. For purposes of this Agreement, "Cause" shall mean:

                          (i) the Executive's breach, in any material respect,
of this Agreement (including the Executive's refusal or other failure, other than by reason of mental or physical disability, to perform any of the Executive's duties hereunder), the Executive shall have five days to remedy and cure such breach following the receipt of written notice of the same;

                          (ii) the Executive's commission of any material act
of fraud, or moral turpitude in connection with his employment;

                          (iii) the Executive's commission of any willful or
intentional act having the effect of injuring, in any material respect, the reputation, business or business relationships of the Employer or any of its affiliates;

                          (iv) the entering by the Executive of a plea of
guilty or nolo contendere to, or the conviction of the Executive for, a felony or crime which carries a potential penalty of imprisonment for more than ninety
(90);

                          (v) the Executive's habitual abuse of alcohol or
prescription drugs or abuse of controlled substances;

                  (c) Death or Disability. This Agreement shall terminate automatically upon the occurrence of Executive's death. In addition, the Employer shall have the right, at any time after the Executive shall have become disabled, to terminate this Agreement immediately. For purposes of this Agreement, the Executive shall be deemed to have become disabled when, by reason of physical or mental illness, incapacity or disability, the Executive shall fail to perform the Executive's duties hereunder for one continuous period of ninety (90) days or more, or shorter periods aggregating one hundred twenty (120) days or more, within any period of twelve (12) consecutive months; provided, however, that any days of disability separated by ten (10) or fewer days shall be considered continuous. During any period when the Executive implicitly or explicitly purports to be unable to perform the Executive's duties hereunder by reason of physical or mental illness, incapacity or disability, the Executive, at the request and expense of Employer, shall submit to one or more examinations by a physician of the Employer's choice.

                  (d) Termination by the Executive for Good Reason. The Executive may terminate this Agreement at any time upon at least 5 days' written notice to the Company if the Company breaches any of the material terms of this Agreement, including but not limited to the failure of the Office of the CEO to operate in accordance with the terms set forth in Appendix A attached hereto.

                          (i) If the Executive gives notice of termination as
provided above, the Company shall have 5 days to cure such breach. If the breach is cured, (A) the Executive has the option to elect to keep this Agreement in full force and effect or (B) if despite the Company's curing during the allowed time period, the Executive still wishes to terminate this Agreement, he may do so, provided however that the Company shall have no further obligations to him and the provisions of Section 10(d)(ii) shall not come into effect.

                          (ii) If the Executive gives notice of his intent to
terminate this Agreement due to the failure of the Office of the CEO to comply with the terms of Appendix A prior to June 30, 2003, and the Company fails to cure as described above, then on the effective date of termination (defined as the 6th day after the notice was served on the Company) and in consideration for executing a Separation and Release Agreement in the form customarily used by the Employer ( a form of which will be mutually agreed upon within 30 days of the execution of this agreement and attached here to as Exhibit B) at the time of termination, the Employer shall (A) accelerate the vesting of all the then unvested shares of restricted stock that were granted to the Executive pursuant to this Agreement prior to the date on which notice of termination was given,
(B) shall owe to the Executive a sum equal to the amount of base salary which (at the then-current rate) would otherwise have been paid to the Executive during the period from the date of termination through June 30, 2003, and (C) owe the Executive $450,000 less sums already paid for bonus payments according to the terms of Section 2(b)(i). The aforesaid sums described in (B) and (C) above, of shall be payable to Executive in substantially equal and successive installments, all of which shall be paid on or about the same dates on which payments of salary are made to other Executives of the Employer. Executive acknowledges that the acceleration pursuant to this Section 10(d) is in substitution for, and not in addition to, any severance policy or similar policy or program followed by the Employer or any Affiliate, and Executive hereby waives any such rights to receive any payments under any such other policies

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

and programs. If the Executive terminates this Agreement after June 30, 2003, the Company shall have no further obligations to the Executive except to pay any compensation owed to the Executive for the previous quarter or year.

                  (e) Termination by Either Party For Year Two. Either party may terminate this Agreement effective June 30, 2003 for any reason or no reason by giving the other written notice of such intent by May 1, 2003. If such notice is provided, all terms and conditions of this Agreement shall remain in full force and effect through June 30, 2003 and thereafter this Agreement shall be terminated with our further obligation of either party to the other except as to monies and shares owed to the Executive pursuant to the terms of the this Agreement.

                  (f) Change in Control. If there is a change in control prior to June 30, 2003 as defined in Section 7(a)(ix) above, then the Employer shall
(A) accelerate the vesting of all the then unvested shares of restricted stock that were granted to the Executive pursuant to this Agreement prior to the date on which notice of termination was given, and (B) owe the Executive $450,000 less sums already paid for bonus payments according to the terms of Section 2(b)(i).


          11. OBLIGATIONS OF EMPLOYER UPON TERMINATION. Upon the termination of this Agreement, regardless of the reason therefore, the Employer shall be under no further obligation to the Executive except to pay the Executive (a) any salary owing to the Executive under Section 4(a) for services rendered up to and including the last day of the Employment Period (the "Termination Date"), (b) any payment owing to the Executive under Section 10(a)(i) or 10(d)(ii) in the event of a termination by the Employer without cause or failure by the Office of the CEO to comply with the terms of Appendix A (which failure is not cured), as the case may be, (c) any reimbursement for expenses incurred by the Executive pursuant to Section 5 up to and including the Termination Date, and (d) any compensation or other sums otherwise owed to the Executive as of the Termination Date in connection with his bonus arrangements with the Employer or any benefit plan of the Employer. Benefits payable to the Executive pursuant to any benefit plan of the Employer shall be subject to and payable in accordance with the terms of such plan.

          12. MISCELLANEOUS.
               -------------

                  (a) Assignment; Binding Effect. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the Employer shall have the right to assign and/or delegate any or all of its rights and obligations hereunder to (i) any person or entity who shall acquire (whether by sale of assets, merger or otherwise) all or substantially all of its assets (excluding, for purposes of each such determination, cash, cash equivalents and any real property or interests therein) or (ii) any affiliate of the Employer and that the Executive shall have the right to assign the proceeds hereof to a family trust or charitable trust controlled by him or his family. Any assignment or delegation by either party in violation of this Agreement shall be null and void ab initio. Subject to the foregoing two sentences, this Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto, and their successors, assigns, executors, administrators, personal and legal representatives, heirs and distributes.

                  (b) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without regard to principles of conflicts of law). Each party to this Agreement expressly and irrevocably (a) consents that any legal action or proceeding against him, her or it under, arising out of or in any manner relating to, this Agreement may be brought in any court of the State of New York located within the Southern District of New York or in the United States District Court for the Southern District of New York, (b) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding, (c) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to him, her or it by hand or by any other manner provided for in Section 12(d), (d) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis, and (e) waives all rights, if any, to trial by jury with respect to any such action or proceeding. Nothing in this Section shall affect or impair in any manner or to any extent the right of any party to commence legal proceedings or otherwise proceed against any other party in any jurisdiction or to serve process in any manner permitted by law.

                  (c) Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original for all purposes.

                  (d) Notices. All notices, requests, demands and other communications provided for or permitted under this Agreement shall be in writing and shall be either personally delivered (including delivery by express couriers such as Federal Express) or sent by prepaid certified mail, return receipt requested, addressed to the party to which notice is to be given at the address set forth below for such party, or to such other address as such party may have fixed by notice given in accordance with the terms hereof:

                           If to the Executive:
                           Charles J. Delaney
                           One Inwood Rd.
                           Darien, Connecticut 06820

                           If to the Employer:
                           Edison Schools Inc.
                           521 Fifth Avenue, 15th Floor
                           New York, New York  10175
                           Attention:  Chief Executive Officer

                           with a copy to:

                           Edison Schools Inc.
                           521 Fifth Avenue
                           New York, New York 10175
                           Attention:  General Counsel

Any notice sent as aforesaid shall be deemed given and effective upon the earlier of (i) delivery to the address for the receiving party provided for herein and (ii) the date falling three days after notice of attempted delivery has been left at the address to which a notice to the receiving party is to be sent hereunder.

                  (e) Continuation. In the event that this Agreement shall expire and Executive shall nevertheless continue to be employed by the Employer, the parties acknowledge that the terms of this Agreement, absent a supplemental written agreement between the parties to the contrary (and except for the provisions of Sections 6, 7, 8 and, to the extent relevant to the preceding three sections, 12), shall not be deemed to apply to such post-expiration employment, any such employment being (and without limiting the foregoing) on an at-will basis.

                  (f) Survival. Notwithstanding Section 10, the provisions of Sections 6, 7, 8, 11 and 12 shall survive the termination hereof, regardless of the reason therefore.

                  (g) Entire Agreement; Modification and Waiver. This Agreement constitutes the entire agreement between the parties hereto, and expressly supersedes or replaces any and all prior agreements between the parties, oral or written, with the respect to the subject matter hereof. None of the terms or provisions hereof shall be modified or waived, and this Agreement may not be amended or terminated, except by a written instrument signed by a party against which modification, waiver, amendment or termination is to be enforced. No waiver of any one provision shall be construed as a waiver of any other provision and the fact that an obligation is waived for a period of time shall not be considered to be a continuous waiver. Without limiting the foregoing, no waiver of any breach or violation hereof shall be implied from forbearance or failure by the Employer to take action.




                                       14



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                                       15

                           IN WITNESS WHEREOF, this Agreement has been entered
into as of the date first set forth above.

                                  EMPLOYER:

                                  EDISON SCHOOLS INC.



                                    /s/   H. Christopher Whittle
                                  ----------------------------------------
                                  By:  Chris Whittle
                                  Title: Chief Executive Officer


                                  EXECUTIVE:


                                  /s/ Charles J. Delaney
                                  ----------------------------------------
                                  CHARLES J. DELANEY

                                   APPENDIX A
                                   ----------

                      The Office of Chief Executive Officer
                      -------------------------------------
1. The Office of the CEO shall be made up of three members: i) the Chief Executive Office; ii) the Vice Chairman, Business and
         Finance and iii) the President and Chief Operating Officer.
2. The members of the Office of the CEO must meet not less than twice a month with each meeting lasting for no less than two consecutive hours. The members shall set a schedule of meetings at the beginning of each quarter.
3. All decisions regarding capital investment in any school, product or a contractual commitment of capital must be approved unanimously in writing by all members of the Office of the CEO.
4. All decisions regarding employee compensation, for existing central staff members or new hires (i.e. employees whose primary workplace is not in the schools), including promotions, raises and bonuses, stipends or other form of compensation, must be presented in writing to the Office of the Executive and approved by two thirds of the members. Issues of compensation must be addressed by the Office of the Executive at least once a month.
5. Approval of all annual budgets for both central and sites must be unanimously approved in writing by all members of the Office of the Executive. Increasing the expenses a department or division of the Company in the aggregate must also be unanimously approved in writing by all members of the Office of the Executive.
6. A decision not to discipline an employee in accordance with the policies regarding disciplinary actions to be taken for violations of the Business Code of Conduct must be reviewed by the Office of the CEO as well as the Chief Financial Officer and must be approved in writing by three out of four individuals.
7. All debt or equity issuances other than to employees must be approved unanimously in writing by all members of the Office of the CEO.

                                   APPENDIX B

                    Separation Agreement and General Release


                     TO BE ADDED WITHIN 30 DAYS OF EXECUTION